Exhibit 5.2

May 31, 2018

International Seaways, Inc.

600 Third Avenue, 39th Floor,

New York, New York, 10016

Ladies and Gentlemen:

We have acted as special counsel to International Seaways, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s offering of $25,000,000 aggregate principal amount of the Company’s 8.50% Senior Notes due June 30, 2023 (the “Securities”) pursuant to a registration statement on Form S-3 (No. 333-224313). Such registration statement, as amended as of its most recent effective date (May 24, 2018), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), is herein called the “Registration Statement,” and the prospectus, dated May 21, 2018, as supplemented by the prospectus supplement thereto, dated May 24, 2018, is herein called the “Prospectus.” The Securities were issued under an indenture dated as of May 31, 2018 as supplemented by the First Supplemental Indenture dated as of May 31, 2018 (together, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	an executed copy of the Underwriting Agreement, dated May 24, 2018, between the Company and the several underwriters named in Schedule II thereto;

(d)	an executed copy of the Indenture; and

International Seaways, Inc., p. 2

(e)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In giving the foregoing opinion, we have assumed the correctness, without independent investigation, as to matters relating to the law of the Republic of the Marshall Islands, of the opinion of Reeder & Simpson, P.C., a copy of which is filed as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated May 31, 2018 (the “May 31, 2018 8-K”), and our opinion is subject to all of the limitations and qualifications contained therein. Except insofar as we have assumed the correctness of matters relating to the law of the Republic of the Marshall Islands, our opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.2 to the May 31, 2018 8-K. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

International Seaways, Inc., p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner